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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                            Current Report Pursuant
                         to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                       Date of Report:  December 13, 1999

                    PRINCETON DENTAL MANAGEMENT CORPORATION
             (Exact Name of Registrant as Specified in its Charter)


DELAWARE                       0-20222                   36-3484607
(State or                      (Commission               (I.R.S.
Other Jurisdiction              File Number)             Employer
of Incorporation)                                        Identification
                                                         No.)



                  7421 WEST 100TH PLACE, BRIDGEVIEW, IL 60455
                    (Address of Principal Executive Offices)


                                 (708) 974-4000
              (Registrant's Telephone Number, including Area Code)
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                    PRINCETON DENTAL MANAGEMENT CORPORATION

Item 6.  Resignation of Registrant's Director.

     Effective as of December 6, 1999, Gary A. Lockwood resigned as President of Princeton Dental Management Corporation and all related subsidiary corporations. Mr. Lockwood also resigned as a Director of Princeton Dental Management Corporation and all related subsidiary corporations.

     A copy of Mr. Lockwood's letter of resignation is attached as an Exhibit. Essentially, Mr. Lockwood states that he is resigning as an officer and director due to alleged material breaches of his employment agreement by the Registrant. Such alleged breaches include (i) the failure to pay Mr. Lockwood his salary since the filing by the Registrant of Chapter 11 bankruptcy proceedings in violation of the terms of his employment agreement, (ii) an alleged attempt by Frank L. Laport, Chairman and CEO of the Registrant, to undermine Mr. Lockwood's authority, and (iii) alleged defamatory statements by Mr. Laport regarding Mr. Lockwood within the context of the Chapter 11 proceedings.

     The Registrant believes that Mr. Lockwood's allegations are incorrect and incomplete. Mr. Lockwood's salary has not been paid per the order of the United States Bankruptcy Court and due to Mr. Lockwood's status as an officer and director of the Registrant, not due to any action within Registrant's control. With respect to Mr. Lockwood's allegations regarding Mr. Laport, Mr. Laport did not defame Mr. Lockwood at any time and stands by whatever statements he may have made in the Chapter 11 proceedings regarding Mr. Lockwood. With respect to what Mr. Lockwood characterizes as actions taken to "undermine his authority", Mr. Laport was simply attempting to get Mr. Lockwood to observe Registrant's policies and procedures and live up to the terms of his employment agreement.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Dated: December 31, 1999.
PRINCETON DENTAL MANAGEMENT CORPORATION


By: /s/ Frank L. Laport
   -------------------------------------
   Frank L. Laport,
   Chairman and CEO






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                                December 7, 1999



     Re: Termination of Employment


Dear Mr. Laport:


     This letter confirms my statement to you and the Board of Directors yesterday of the termination of my employment with Mason Dental Midwest and Princeton (the Companies) and resignation from my director position with Princeton and from my positions as administrator of the Companies' profit sharing and 401k plans effective immediately. This termination is due to material breaches of my employment agreement by the Companies. I have requested directly to you on several occasions, including my letter to you of October 22, 1999, more than thirty days ago, that the Companies correct their breaches. Instead the violation of my employment agreement has continued with actions by you making working conditions intolerable for me.

     Foremost among the breaches is the failure of the Companies to pay me the compensation required under my employment agreement. I have not received any compensation since early October 1999. The Companies' bankruptcy attorney, Joel Truehaft, has said that because I am an "insider," it would be necessary to file a petition for bankruptcy court approval of my compensation. This petition for my compensation, it would seem to me, should have been filed simultaneous with the filing of the bankruptcy case. But, Mr. Truehaft instead gave us a timetable for this to be accomplished within 15 days after the bankruptcy case was opened. He has ignored his own timetable. The bankruptcy was filed on October 1, 1999. I know that the petition for my compensation was not filed within six weeks thereafter; whether it has been filed to date has not been confirmed to me. My numerous phone calls to Mr. Truehaft have gone unreturned. The plain fact is that I remain without compensation, a considerable hardship to me.

     You have also continued to undermine my authority in violation of the duties and titles of my positions. Your unilateral assignment of Carl Mazzone to Mason Dental's payroll at an annual salary of $65,000.00, with no title or job duties other than to shadow me, is a prime example. I now
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learn that even before receiving this written notice, you announced the appointment of Mr. Mazzone as president of Mason Dental. Your plan of forcing me out and replacing me with Mr. Mazzone is complete.

     A recent outrage is your defamatory statement at the creditors' examination in the Companies' bankruptcy that I refuse to meet with you, am accountable to no one, have been paid erroneously for time off and have threatened to take all of Mason Dental's business and customers. You know these statements are untrue but you persist in a campaign to harass me.

     You ignore the fact that under my leadership, Mason Dental has thrived. Total revenue has increased every year. Despite duress circumstances, 1999 is shaping up as the best ever. Through 9/30/99, net revenue substantially exceeds 1998's twelve month total.

     This letter is not intended to recount all of the violations of my employment agreement; I have previously raised them with you and/or your agents. It is upsetting for me to leave the company, Mason Dental, that I have spent many years building. Your actions have left me no alternative.

                                    Sincerely,

                                    /s/ Gary A. Lockwood
                                    --------------------
                                    Gary A. Lockwood

cc: George P. Collins, Esq., Director (Personal and Confidential) Zigmund Porter, D.D.S., Director (Personal and Confidential)
     Kevin Cahill, Esq.
     Joel Truehaft, Esq.